Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Forms Pact to Develop and Commercialize PCI-32765
for Hematologic Cancers with Janssen Biotech, Inc.

Pharmacyclics to receive up to $975 million, inclusive of an upfront payment of $150 million, as well as development and regulatory milestone payments.

Profits to be shared 50/50 worldwide.  Both Pharmacyclics and Janssen to book revenue, Pharmacyclics in the US and Janssen in the rest of the world

SUNNYVALE, Calif., Dec. 8, 2011 -- Pharmacyclics, Inc. (Nasdaq: PCYC), announced today that it has entered into a worldwide collaboration with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (NYSE: JNJ), to develop and commercialize PCI-32765, a novel, oral, first-in-class Bruton’s tyrosine kinase (Btk) inhibitor  being developed for the treatment of Non Hodgkin’s Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma, all of which are considered hematological malignancies.  PCI-32765 was developed by Pharmacyclics and is currently in Phase II clinical trials.

Under the terms of the agreement, Pharmacyclics will receive an upfront payment of $150 million.  In addition, Pharmacyclics will receive up to an additional $825 million in development and regulatory milestone payments, based upon continued development, regulatory progress and approval of the product, for total potential upfront and milestone payments of $975 million.

Pharmacyclics and Janssen will collaborate on the development of PCI-32765 for oncology and other indications, excluding inflammation and immune mediated conditions.  Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).  The agreement includes plans to launch multiple Phase III trials of PCI-32765 over the next several years.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize PCI-32765.  In the US, Pharmacyclics will book sales and take a lead role in US commercial strategy development and both Pharmacyclics and Janssen will share in commercialization activities.  Outside the United States, Janssen will book sales and lead and perform commercialization activities.  Profits and losses from the commercialization activities will be equally split on a worldwide basis.  Development and commercialization activities under the collaboration will be managed through a shared governance structure.

“Over the past 18 months we have met a number of outstanding individuals and very high quality organizations around the world.  In the end, we felt that Janssen was the appropriate strategic fit for us and for PCI-32765.  We look forward to sharing with Janssen the responsibility and accountability for turning our vision for PCI-32765 into an everyday reality,” said Bob Duggan , CEO and Chairman of the Board of Pharmacyclics.

“We are pleased to be working with Janssen, part of the world’s leading health care organization.  Together we will accelerate the worldwide development of PCI-32765.  Our goal is to better the treatment and care of oncology patients worldwide, and we believe this partnership is the best way to make that happen now,” said Dr Maky Zanganeh, Chief of Staff & Chief Business Officer.

Pharmacyclics was advised in the transaction by Wilson Sonsini Goodrich & Rosati.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. EDT.  To participate in the conference call, please dial 1-877-407-8133 for domestic callers and 1-201-689-8040 for international callers.  To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm.  The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at www.pharmacyclics.com.

For further questions please contact Ramses Erdtmann, VP Finance at: 408-215-3325

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases.  Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization.  We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC.  To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance.  Because these statements apply to future events, they are subject to risks and uncertainties.  When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements.  Our actual results could differ materially from those projected in the forward-looking statements.  Additionally, you should not consider past results to be an indication of our future performance.  For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.